UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐    Preliminary Proxy Statement

☐    Confidential, for use of the Commission Only (as Permitted By Rule 14A-6(e)(2))

☐    Definitive Proxy Statement

☒    Definitive Additional Materials

☐    Soliciting Material Pursuant to Section 240.14a-12

SEARS HOMETOWN AND OUTLET STORES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

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Broadridge Financial Solutions, Inc.
51 Mercedes Way
Edgewood, NY 11717

May 4, 2015

RE: Sears Hometown and Outlet Stores, Inc.

Dear Sears Hometown and Outlet Stores, Inc. Shareholder,

Recently you should have received Sears Hometown and Outlet Stores, Inc. (the “Company”) Annual Meeting material. It has come to our attention that, due to a clerical error, the material you received contained a voter instruction form (“proxy card”) that incorrectly listed Mr. W. Bruce Johnson as a nominee for election to the Company’s Board of Directors.

As described in that material, Mr. Johnson has previously notified the Company that he declines to stand for re-election to the Board of Directors in connection with his mutual agreement with the Company’s Board of Directors that he will leave the Company as of the end of the second fiscal quarter of 2015. As a consequence the Company’s Board of Directors has not nominated him for election at the Annual Meeting.

Enclosed you will find a corrected voter instruction form. If you have not already voted, please disregard the previously provided incorrect voter instruction form and use the enclosed revised voter instruction form to vote your shares. If you have already voted using the previously provided voter instruction form and do not vote your shares again using the enclosed revised voter instruction form, your votes as previously submitted will be counted except that any votes with respect to the election of Mr. Johnson will be disregarded.

We apologize for any inconvenience this may have caused.

Sincerely,

Broadridge Financial Solutions, Inc.